Exhibit 10.1

FACILITY AND SECURITY AGREEMENT

Dated as of June 17, 2008

Between

DYNEGY HOLDINGS INC.

as Borrower

and

MORGAN STANLEY CAPITAL GROUP INC.

as Lender, Issuer, Collateral Agent and Paying Agent

TABLE OF CONTENTS

Section	Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Computation of Time Periods	6
SECTION 1.03. Uniform Commercial Code	6

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit	6
SECTION 2.02. Requests for Credit Advances	7
SECTION 2.03. Issuance of and Drawings under Letters of Credit	7
SECTION 2.04. Repayment of Advances and Reimbursement Obligations	9
SECTION 2.05. Obligations Unconditional; Limitations of Liability	10
SECTION 2.06. Voluntary Prepayments and Mandatory Reduction/ Collateralization of Letters of Credit	11
SECTION 2.07. Interest	13
SECTION 2.08. Fees	13
SECTION 2.09. Payments and Computations	13
SECTION 2.10. Evidence of Debt	13
SECTION 2.11. Collateral Account	14
SECTION 2.12. Permitted Contracts and Netting Agreements	15

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF
ISSUANCES OF LETTERS OF CREDIT AND ADVANCES

SECTION 3.01. Conditions to Effectiveness	15
SECTION 3.02. Conditions Precedent to Initial Advances	17
SECTION 3.03. Conditions Precedent to Certain Issuances and Advances	17

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower	18

ARTICLE V

EVENTS OF DEFAULT

SECTION 5.01. Events of Default	20

ARTICLE VI

THE PAYING AGENT

SECTION 6.01. Authorization and Action	21

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SECTION 6.02. Payments to the Paying Agent	21
SECTION 6.03. Duties of Paying Agent; Exculpatory Provisions	21
SECTION 6.04. Reliance by Paying Agent.	21
SECTION 6.05. Indemnification	22

ARTICLE VII

GRANT OF SECURITY INTEREST; REMEDIES

SECTION 7.01. Grant of Security Interest	22
SECTION 7.02. Security for Obligations	22
SECTION 7.03. Borrower Remains Liable	23
SECTION 7.04. Control of the Collateral; Investments in the Collateral Account	23
SECTION 7.05. Further Assurances	23
SECTION 7.06. Collateral Agent Appointed Attorney-in-Fact	24
SECTION 7.07. Collateral Agent May Perform	24
SECTION 7.08. Reasonable Care	24
SECTION 7.09. Remedies	25
SECTION 7.10. Indemnity and Expenses	25
SECTION 7.11. Continuing Security Interest; Assignments	26
SECTION 7.12. Release; Termination	26

ARTICLE VIII

COLLATERAL AGENT

SECTION 8.01. Authorization and Action of the Collateral Agent; Delegation of Duties.	27
SECTION 8.02. Collateral Agent's Reliance, Etc	27
SECTION 8.03. Collateral Agent and Affiliates	28
SECTION 8.04. Lender Credit Decision	28
SECTION 8.05. Successor Agents	28
SECTION 8.06. Indemnification	29

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc	29
SECTION 9.02. Notices, Etc	29
SECTION 9.03. No Waiver; Remedies	31
SECTION 9.04. Costs and Expenses; Indemnification	31
SECTION 9.05. Binding Effect	32
SECTION 9.06. Assignments and Participations	32
SECTION 9.07. Set-off	32
SECTION 9.08. Execution in Counterparts	33
SECTION 9.09. No Liability of the Issuer	33
SECTION 9.10. Jurisdiction, Etc	33
SECTION 9.11. Termination	34
SECTION 9.12. Governing Law	34
SECTION 9.13. Waiver of Jury Trial	34

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EXHIBITS

Exhibit A-1 – Form of Letter of Credit (Reducing)

Exhibit A-2 – Form of Letter of Credit (Non-Reducing)

Exhibit B – Anti-Money Laundering Form

Exhibit C – Form of Guaranty

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FACILITY AND SECURITY AGREEMENT

FACILITY AND SECURITY AGREEMENT (this “Agreement”)dated as of June 17, 2008, between DYNEGY HOLDINGS INC., a Delaware corporation (the “Borrower”), and MORGAN STANLEY CAPITAL GROUP INC. (individually, “MSCG”), as issuer of letters of credit hereunder (in such capacity, the “Issuer”), as lender to the Borrower hereunder (in such capacity, the “Lender”) and as collateral agent for the Issuer and the Lender (in such capacity, the “Collateral Agent”).

The Borrower has requested that each Lender Party (as defined below) extend a credit facility to the Borrower, pursuant to which the Borrower may incur obligations to repay borrowed money (including reimbursement obligations arising from drawings pursuant to letters of credit). Each Lender Party has indicated its willingness to extend such facility on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceleration Date” has the meaning specified at the end of Section 5.01.

“Account Bank” means The Northern Trust International Banking Corporation.

“Advance” means a Credit Advance or a Letter of Credit Advance.

“Amendment Condition” means the satisfaction of the conditions precedent set forth in Section 3.02.

“Amendment Condition Effective Date” has the meaning specified in Section 2.03(b).

“Available Amount” means, at any time in respect of any Letter of Credit, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and on which dealings are carried on in the London interbank market.

“Bankruptcy” means, in the case of any Person, that such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation, or merger); or (ii) becomes insolvent or is unable to pay its debts, or fails, or admits in writing its inability generally, to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding, whether judicial, quasi-judicial or administrative, seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or is subject to a petition presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; or (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (vii) has a secured party or a governmental entity take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party or governmental entity maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Collateral” has the meaning specified in Section 7.01.

“Collateral Account” means Account No. 102897-20010 maintained in the name of the Collateral Agent with the Account Bank at its office at Harborside Financial Center Plaza 10, Suite 1401, 3 Second Street, Jersey City, NJ 07311-3988.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Credit Advance” has the meaning specified in Section 2.01(a).

“Credit Facility” means, at any time, an amount equal to the Credit Facility Available Amount reduced by the sum of (a) the aggregate principal amount of the Advances outstanding at such time plus (b) the aggregate principal amount of Reimbursement Obligations at such time plus (c) the aggregate Available Amount in respect of all Letters of Credit at such time.

“Credit Facility Available Amount” has the meaning specified for such term in the Letter Agreement; provided, however, that in no event shall the Credit Facility Available Amount exceed $300,000,000.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

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“DMT” means Dynegy Marketing and Trade, a Colorado partnership, that is a Subsidiary of the Borrower.

“DPM” means Dynegy Power Marketing Inc., a Texas corporation, that is a Subsidiary of the Borrower.

“Effective Date” has the meaning specified in Section 3.01.

“Events of Default” has the meaning specified in Section 5.01.

“Facility” means the Credit Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Bank Business Day, for the next preceding Bank Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Bank Business Day, the average of the quotations for such day for such transactions received by the Issuer from three Federal funds brokers of recognized standing selected by it.

“Force Majeure Event” means any force majeure event or act of state that is beyond the control of the Issuer and that the Issuer could not, after using reasonable commercial efforts (which will not require the Issuer to incur an expense or loss, other than immaterial, incidental expenses), overcome.

“Interest Period” means, for each Advance and each Reimbursement Obligation, the period commencing on the date of such Advance or Reimbursement Obligation, as the case may be, and ending on the last day of the calendar quarter in which such Advance is made or such Reimbursement Obligation is incurred, as the case may be, and, thereafter, each subsequent period commencing on the first day of a calendar quarter and ending on the last day of such quarter.

“ISP98” means the International Standby Practices (ISP98), in force as of 1 January 1999, ICC Publication No. 590.

“Issuer” has the meaning specified in the recital of the parties to this Agreement.

“L/C Related Documents” has the meaning specified in Section 2.05(a).

“Lender” has the meaning specified in the recital of the parties to this Agreement.

“Lender Party” means the Lender or the Issuer.

“Letter Agreement” means the letter agreement dated the date hereof between the Borrower and the Issuer.

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“Letter of Credit” means a Reducing Letter of Credit or a Non-Reducing Letter of Credit.

“Letter of Credit Advance” has the meaning specified in Section 2.03(b).

“Letter of Credit Availability”has the meaning specified in Section 2.01(b).

“Letter of Credit Facility” means, at any time, an amount equal to the Credit Facility Available Amount reduced by the sum of (a) the aggregate principal amount of the Advances outstanding at such time plus (b) the aggregate principal amount of Reimbursement Obligations at such time.

“LIBOR Rate” means, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 a.m. (London time) two Bank Business Days before the first day of such Interest Period for a period equal to three months; provided, however, that, if for any reason such rate is not available, the term “LIBOR Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Bank Business Days prior to the first day of such Interest Period for a period equal to three months; provided if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“MSCG” has the meaning specified in the recital of parties to this Agreement.

“Netting Agreement” has the meaning specified in the 2007 Credit Agreement.

“Non-Reducing Letter of Credit” means an irrevocable letter of credit, in substantially the form of Exhibit A-2 hereto or in such other form as shall be permitted under Section 2.03(a), supporting a Permitted Contract or a Netting Agreement and issued by the Issuer pursuant to Section 2.01(b).

“Paying Agent” has the meaning specified in Section 6.01.

“Permitted Contract” has the meaning specified in the 2007 Credit Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Proposed Termination Date” has the meaning specified in Section 9.11(a).

“Proposed Termination Notice” has the meaning specified in Section 9.11(a).

"Public Disclosure" means Dynegy Inc.'s and the Borrower's most recent annual report, Form 10-K for the most recently completed fiscal year, each quarterly report on Form 10-Q or any current reports on Form 8-K (or similar reports filed on successor forms) filed since the

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initial filing date of such Form 10-K, in each case filed at least five Bank Business Days prior to the Effective Date.

“Reducing Letter of Credit” means an irrevocable letter of credit, in substantially the form of Exhibit A-1 hereto or in such other form as shall be permitted under Section 2.03(a) (provided, however, that such other form shall provide for the automatic reduction of the amount of such letter of credit in a manner similar to the form of Exhibit A-1), supporting a Permitted Contract or a Netting Agreement and issued by the Issuer pursuant to Section 2.01(b).

“Reimbursement Obligation” has the meaning specified in Section 2.03(b).

“Repayment Schedule” means, for each Advance, unless otherwise agreed between the parties hereto, repayment of one-third of the principal amount of such Advance within three Bank Business Days from the date of such Advance and repayment of the balance of such principal amount of such Advance in 12 equal monthly installments on the last day of each month thereafter, beginning with such last day next following such third Bank Business Day; provided, however, that the full balance of such Advance shall be repayable in full on the Termination Date.

“Request for Credit Advance” has the meaning specified in Section 2.02(a).

“Secured Obligations” has the meaning specified in Section 7.02.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earliest of (i) March 20, 2010, (ii) the date of termination in whole of the Facilities pursuant to Section 9.11, and (iii) the Acceleration Date.

“Termination Fee” means a termination fee determined by the Issuer in its reasonable discretion (taking into account (x) the difference between the Ongoing Fee (as such term is defined in the Letter Agreement) and the Borrower’s then-current credit default swap spreads from the time of the Borrower’s request to terminate and December 16, 2009, (y) the time remaining between the Termination Date and December 16, 2009, and (z) the Credit Facility Available Amount) and notified to the Borrower in accordance with Section 9.02 on the Bank Business Day prior to the Proposed Termination Date in accordance with Section 9.11(b).

“Transaction Documents” means this Agreement and the Letter Agreement.

“Trigger Date” has the meaning specified in Section 2.06(b).

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“2007 Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of April 2, 2007, as amended by Amendment No. 1 dated as of May 24, 2007, among the Borrower, Dynegy Inc., a Delaware corporation, Dynegy Illinois Inc., an Illinois corporation, the other Guarantors party thereto, the Lenders party thereto, Citicorp USA, Inc., as administrative agent and payment agent, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and each L/C Issuer party thereto, as such Agreement may be further amended, amended and restated, supplemented, or otherwise modified, or refinanced or refunded.

“2007 Credit Agreement Amendment” means an amendment to the 2007 Credit Agreement which permits the Borrower to obtain, repay and secure Advances pursuant to the terms hereof, in form and substance reasonably satisfactory to the Lender.

“2007 Credit Agreement Date” means the earliest of (i) October 2, 2013, (ii) the date of termination in whole of the Facilities pursuant to Section 9.11 and (iii) the Acceleration Date.

“UCC” means the Uniform Commercial Code from time to time in effect in the specified jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 Revision, ICC Publication No. 600.

“U.S.” or “United States” means United States of America.

SECTION 1.02.         Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03.         Uniform Commercial Code. Terms defined in Article 8 or Article 9 of the UCC of the State of New York are used in this Agreement as such terms are defined in such Article 8 or Article 9.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01.         The Advances and the Letters of Credit. (a) The Credit Advances. Provided the Amendment Condition is satisfied, the Lender may, in its sole discretion and on the terms and conditions hereinafter set forth, make advances (each a “Credit Advance”) to the Borrower in U.S. Dollars from time to time on any Bank Business Day during the period from the Amendment Condition Effective Date until the Termination Date in an amount for each such Credit Advance not to exceed the Credit Facility at such time (it being understood and agreed that, subject to the other terms and conditions herein, the Borrower may obtain such Credit Advances for its account on behalf of either DMT or DPM). Within the foregoing limits, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.06, and reborrow under this Section 2.01.

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(b)       The Letters of Credit. The Issuer agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit in U.S. dollars for the account of the Borrower from time to time on any Bank Business Day during the period from the Effective Date until December 15, 2009, in an Available Amount for each such Letter of Credit not to exceed an amount equal to the Letter of Credit Facility at such time reduced by the aggregate Available Amount of all other Letters of Credit issued on or prior to the date of issuance of such Letter of Credit and then outstanding (such amount as so reduced being the“Letter of Credit Availability”)at such time (it being understood and agreed that, subject to the other terms and conditions herein, the Borrower may obtain Letters of Credit for its account on behalf of either DMT or DPM). Each Letter of Credit shall be in the amount of at least $1,000,000. The expiration date for each Letter of Credit shall be no later than the earlier of (i) one year after the date of issuance thereof and (ii) March 15, 2010.

SECTION 2.02.         Requests for Credit Advances. (a) Provided that the Amendment Condition is satisfied and the Lender agrees in its sole discretion, the Borrower may request a Credit Advance by giving notice to the Lender. Each such request for a Credit Advance shall be given to the Lender not later than 11:00 a.m. (New York City time) on the Bank Business Day prior to the date of the proposed Credit Advance. Each such request for a Credit Advance (a “Request for Credit Advance”) shall be by telephone, confirmed immediately by electronic communication (and, at the Borrower’s option, also by telecopier), in each case in accordance with Section 9.02, specifying therein the requested (i) date of such Credit Advance, and (ii) amount of such Credit Advance and also specify therein (iii) the deposit account of the Borrower to which such Advance should be deposited and (iv) whether or not the Borrower is obtaining such Credit Advance on behalf of DMT or DMP, and, if so, the name of such Subsidiary and its ownership structure to support its status as a “Subsidiary” of the Borrower. The Lender will, in its sole discretion and upon such other terms and conditions (including, without limitation, a repayment schedule) as may be agreed by the Lender and the Borrower, make such Credit Advance available to the Borrower in same day funds by depositing such in such deposit account.

(b)       Each Request for Credit Advance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify the Lender against any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Credit Advance when such Credit Advance is not made on the requested date specified in such Request for Credit Advance.

SECTION 2.03.         Issuance of and Drawings under Letters of Credit. (a) Request for Issuance. (i) The Borrower may request the issuance of a Letter of Credit by giving notice to the Issuer in accordance with Section 9.02; provided, however, that at any time no more than twenty Letters of Credit may be issued and outstanding. Each such request for issuance of a Letter of Credit shall be given to the Issuer not later than 12:00 noon (New York City time) on the Bank Business Day that is at least two Bank Business Days before the proposed date of issuance of such Letter of Credit; provided, however, that the Issuer shall be under no obligation to issue any Letter of Credit in a form other than in substantially the form attached as Exhibit A-1 or Exhibit A-2 hereto, unless the Issuer shall have approved in its sole discretion such other form of Letter of Credit and two Bank Business Days shall have elapsed since the Issuer shall have notified

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the Borrower of such approval. Each such request for issuance of a Letter of Credit shall be by telephone, confirmed immediately by electronic communication (and, at the Borrower’s option, also by telecopier), in each case in accordance with Section 9.02, specifying therein (i) the Permitted Contract or Netting Agreement to be supported by such Letter of Credit and (ii) whether or not the Borrower is obtaining such Letter of Credit on behalf of DMT or DPM, and, if so, the name of such Subsidiary and its ownership structure to support its status as a “Subsidiary” of the Borrower, and specifying therein the requested (A) date of such issuance (which shall be a Bank Business Day), (B) Available Amount of such Letter of Credit (which Available Amount shall not be less than $1,000,000), (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, and (E) form of such Letter of Credit. No later than 12:00 noon (New York City time) on the date specified in the request for issuance of a Letter of Credit by the Borrower, the Borrower shall notify the Issuer by telephone, confirmed immediately by electronic communication (and, at the Borrower’s option, also by telecopier), in each case in accordance with Section 9.02, whether the proposed Letter of Credit will be a Reducing Letter of Credit or a Non-Reducing Letter of Credit; provided, however, that the Borrower shall use commercially reasonable efforts to induce the beneficiary of such proposed Letter of Credit to accept a Reducing Letter of Credit (including, without limitation, by providing the contact details of a representative of such beneficiary to the Issuer to enable the Issuer to speak directly with such beneficiary regarding a Reducing Letter of Credit); provided further, however, that if the Borrower fails to notify the Issuer by the specified time whether the proposed Letter of Credit will be a Reducing Letter of Credit or a Non-Reducing Letter of Credit, the Borrower shall be deemed to have requested a Non-Reducing Letter of Credit. If the Letter of Credit is in substantially the form attached as Exhibit A-1 or Exhibit A-2 hereto or such other form as the Issuer may approve in its sole discretion, the Issuer will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower on the date specified in such request for issuance (unless a Force Majeure Event has occurred, in which case the Issuer will make such Letter of Credit available to the Borrower upon the Bank Business Day after the termination of the Force Majeure Event) at the Issuer’s office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance.

(ii)       If, on the date specified in the request for issuance of a Letter of Credit by the Borrower in accordance with clause (i) above:

(A)      the Credit Facility Available Amount on such specified date is less than the sum of (w) the requested Available Amount of such Letter of Credit plus (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all existing Letters of Credit at such time, then the Available Amount of the Letter of Credit issued shall be reduced to an amount which, when added to the amounts set forth in (x), (y) and (z) above, is equal to the Credit Facility Available Amount (rounded up to the nearest $500,000) on such specified date; provided, however, that if the Borrower has requested the issuance of two or more Letters of Credit on such specified date, the Available Amounts of such Letters of Credit will be reduced pro rata in

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accordance with this clause (A), unless the Borrower and the Issuer shall agree otherwise; or

(B)      the Credit Facility Available Amount on such specified date is greater than the sum of (w) the requested Available Amount of such Letter of Credit plus (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all existing Letters of Credit at such time, then the Borrower may make a request to the Issuer by telephone, confirmed immediately by electronic communication (and, at the Borrower’s option, also by telecopier), in each case in accordance with Section 9.02, no later than 12:00 noon (New York City time) on the date specified in the request for issuance of such Letter of Credit, to increase the Available Amount of such Letter of Credit to an amount not to exceed the amount which, when added to the amounts set forth in (x), (y) and (z) above, is equal to the Credit Facility Available Amount on such specified date.

(iii)      If at the time of, and in connection with, the Borrower’s request for a Letter of Credit pursuant to Section 2.03(a)(i) above, the Borrower shall notify the Issuer in accordance with Section 9.02 hereof that the beneficiary requests that such Letter of Credit be guaranteed by Morgan Stanley, the Issuer will arrange for such a guaranty to be issued by Morgan Stanley in substantially the form of Exhibit C hereto.

(b)       Drawing and Reimbursement. The payment by the Issuer of each drawing under any Letter of Credit shall automatically create for all purposes of this Agreement an obligation (a “Reimbursement Obligation”) of the Borrower to the Issuer to repay the Issuer the amount of such drawing pursuant to such Letter of Credit pursuant to Section 2.04(c). On the date on which the Amendment Condition is satisfied (the “Amendment Condition Effective Date”), each Reimbursement Obligation shall automatically constitute, and on and after such date the payment by the Issuer of each drawing under any Letter of Credit shall constitute, for all purposes of this Agreement the making by the Issuer of an advance (a “Letter of Credit Advance”) to the Borrower in the amount of such Reimbursement Obligation or such drawing, as the case may be, and each such Reimbursement Obligation shall be deemed to be repaid in full by the corresponding Letter of Credit Advance.

SECTION 2.04.         Repayment of Advances and Reimbursement Obligations. (a) Credit Advances. The Borrower shall repay to the Lender the principal amount of each Credit Advance in accordance with the Repayment Schedule for such Credit Advance.

(b)       Letter of Credit Advances. The Borrower shall repay to the Issuer the principal amount of each Letter of Credit Advance in accordance with the Repayment Schedule for such Letter of Credit Advance.

(c)       Reimbursement Obligations. The Borrower shall repay to the Issuer the principal amount of each Reimbursement Obligations on the 2007 Credit Agreement Date; provided, however, that upon the Amendment Condition Effective Date, each Reimbursement Obligation shall thereupon automatically constitute, and be deemed repaid in full by, a

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corresponding Letter of Credit Advance in accordance with Section 2.03(b) and the Borrower shall repay such Letter of Credit Advance in accordance with Section 2.04(b).

SECTION 2.05.         Obligations Unconditional; Limitations of Liability. (a) The obligations of the Borrower under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, including, without limitation, the following circumstances:

(i)        any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)       any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)      the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any Lender Party or any beneficiary or transferee of a Letter of Credit (or any Persons for which any such beneficiary or transferee may be acting), or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)      any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)       payment by the Issuer under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit; or

(vi)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

The foregoing shall not be construed to excuse the Issuer from liability to the Borrower to the extent of any direct, but not consequential, damages suffered by the Borrower that are caused by the Issuer’s failure to exercise reasonable care when determining whether a draft and other document presented under any Letter of Credit appear, on their face, to be in strict compliance with the terms and conditions thereof, in accordance with, and to the extent set forth in, Section 9.09, the UCP or ISP98 (in either case, as applicable to such Letter of Credit), and Article 5 of the Uniform Commercial Code as in effect in the State of New York.

(b)       Without limiting any other provision of this Agreement or of ISP98 or the UCP (as applicable), the Issuer and any guarantor or confirmer of any Letter of Credit:

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(i)        shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any statement, certificate or other document presented under any Letter of Credit if such statement, certificate or other document on its face appears to be in accordance with the terms and conditions of such Letter of Credit;

(ii)        shall not be responsible for any acts or omissions by, or the solvency of, the beneficiary of any Letter of Credit or any other Person having any role in any transaction underlying any Letter of Credit;

(iii)      shall not be responsible for any failure of any statement, certificate or other document presented under any Letter of Credit to conform, to comply, or to be in accordance, in any way with any underlying contract or agreement between the beneficiary of such Letter of Credit and the Borrower or any of its affiliates; and

(iv)      may accept or pay as complying with the terms and conditions of any Letter of Credit any statement, certificate or other document appearing on its face (A) substantially to comply with the terms and conditions of such Letter of Credit, (B) to be signed or presented by or issued to any successor of the beneficiary or any other Person in whose name such Letter of Credit requires or authorizes that any statement, certificate or other document be signed, presented or issued, including any administrator, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other Person purporting to act as the representative of or in place of any of the foregoing, or (C) to have been signed, presented or issued after a change of name of the beneficiary.

SECTION 2.06.         Voluntary Prepayments and Mandatory Reduction/ Collateralization of Letters of Credit . (a) The Borrower may, at any time and from time to time upon at least three Bank Business Days’ notice to the Lender (such notice to be provided in accordance with Section 9.02) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay in whole or in part the outstanding aggregate principal amount of the Advances and the Reimbursement Obligations, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid.

(b)       If, on any Bank Business Day (a “Trigger Date”), the sum of (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all Letters of Credit at such time, exceeds the Credit Facility Available Amount by more than $500,000 at such time, the Issuer shall, by 11:00 a.m. (New York City time) on such Bank Business Day, notify the Borrower of the occurrence of such Trigger Date in accordance with Section 9.02.

(c)       If the Issuer shall notify the Borrower of the occurrence of any Trigger Date, the Borrower shall, by 2:00 p.m. (New York City time) on the day that is two Bank Business Days after the day of such notification, terminate or amend existing Letters of Credit sufficient to reduce the aggregate Available Amount of such Letters of Credit to the amount

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which is the greater of (i) the amount which is equal to the Credit Facility Available Amount on the date of such notification less the sum of (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time and (ii) zero; provided, however, that the Borrower shall have no obligation to amend or terminate any existing Letter of Credit pursuant to this clause (c) if it has used commercially reasonable efforts to induce the beneficiary of such Letter of Credit to terminate or amend such Letter of Credit, including, without limitation, offering cash collateral to such beneficiary, and such beneficiary has refused to so amend or terminate such Letter of Credit.

(d)       If, after taking the actions required pursuant to clause (c) above, the sum of (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all Letters of Credit at such time, still exceeds the Credit Facility Available Amount on the date of such notification, then the Borrower shall, by 2:00 p.m. (New York City time) on the day that is two Bank Business Days after the day the Issuer notifies the Borrower of the occurrence of such Trigger Date and subject to the provisions of Section 2.11(c) below:

(i)         first, prepay Advances, if any, plus interest thereon as directed by the Lender or the Issuer, in an amount which is the lesser of (A) the aggregate principal amount of the Advances outstanding at such time and (B) the amount by which the sum of (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all Letters of Credit at such time (after giving effect to any actions take pursuant to clause (c) above), exceeds the Credit Facility Available Amount on the day of such notification; and

(ii)       second, pay to the Paying Agent in same day funds the amount which is the lesser of (1) the aggregate Available Amount of all then outstanding Letters of Credit and (2) the amount by which the sum of (x) the aggregate principal amount of the Advances outstanding at such time (after giving effect to any actions take pursuant to clause (d)(i) above) plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all Letters of Credit at such time (after giving effect to any actions take pursuant to clause (c) above), exceeds the Credit Facility Available Amount on the day of such notification (such excess, an “Excess Payment”). The Paying Agent shall, at the direction of the Issuer it its sole discretion, either:

(A)      pay such Excess Payment, or a portion thereof, pro rata to the beneficiaries under the outstanding Reducing Letters of Credit, ratably in accordance with their respective Available Amounts, pursuant to the payment instructions furnished to the Lender or the Issuer under Section 3.03(b)(ii)(B); and/or

(B)      pay such Excess Payment, or a portion thereof, into the Collateral Account in accordance with Section 2.11(b).

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The Paying Agent shall, not later than one Bank Business Day after the application of any funds pursuant to this Section 2.06(d)(ii), notify the Borrower in accordance with Section 9.02 as to the details of how such funds were applied.

SECTION 2.07.         Interest. The Borrower shall pay interest (without having regard to any Collateral provided by or on behalf of the Borrower) on (a) the unpaid principal amount of each Advance owing to each Lender Party from the date of such Advance until such principal amount shall be paid in full and (b) the full amount of each Reimbursement Obligation owing to the Issuer from the date such Reimbursement Obligation is incurred until such Reimbursement Obligation is paid in full, in each case at the applicable rate per annum, and payable at the times, set forth in the Letter Agreement.

SECTION 2.08.         Fees. The Borrower shall pay to the Issuer the fees set forth in the Letter Agreement.

SECTION 2.09.         Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Letter Agreement, irrespective of any right of counterclaim or set-off, not later than 2:00 p.m. (New York City time) on the day when due in U.S. dollars in same day funds to the applicable Lender Party at the deposit account designated by such Lender Party to the Borrower.

(b)       All computations of interest under Section 2.07 and Section 2.11(d) and the Letter Agreement and of the ongoing fees under Section 2.08 and the Letter Agreement shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination of such interest rate or fee by any Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)       Whenever any payment hereunder or under the Letter Agreement shall be stated to be due on a day other than a Bank Business Day, such payment shall be made on the next succeeding Bank Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

SECTION 2.10.         Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance or Reimbursement Obligation owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. Entries made in good faith by such Lender Party in such account or accounts shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender Party under this Agreement and the Letter Agreement, absent manifest error; provided, however, that the failure of such Lender Party to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower to such Lender Party under this Agreement and the Letter Agreement.

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(b)       MSCG will provide to Borrower within ten Bank Business Days after the end of each month a statement of interest and fees accrued during such month pursuant to this Agreement and to the Letter Agreement.

SECTION 2.11.         Collateral Account(i).   (a) Upon each drawing under a Letter of Credit during the period from the Effective Date to the Amendment Condition Effective Date, (i) the Issuer shall notify the Borrower of such drawing in accordance with Section 9.02 and (ii) the Borrower shall, not later than 2:00 p.m. (New York City time) on the Bank Business Day next succeeding the day of such notification referred to in clause (i), pay into the Collateral Account cash in U.S. dollars in an amount which, when combined with the aggregate amount of cash maintained in the Collateral Account immediately prior to such payment, is equal to or greater than 103% of the aggregate amount of all Reimbursement Obligations after giving effect to such drawing.

(b)       The Borrower shall pay into the Collateral Account cash in U.S. dollars in the amounts required to be paid, and at the times required to be paid therein, pursuant to Section 2.06(d)(ii)(B). Such amounts shall be maintained in the Collateral Account until such time as:

(i)         the sum of (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all Letters of Credit at such time is less than the Credit Facility Available Amount; and

(ii)       the Borrower shall have delivered a written request to the Collateral Agent in accordance with Section 9.02, requesting a refund from the Collateral Account of the amount by which the Credit Facility Available Amount exceeds the sum of (x) the aggregate principal amount of the Advances outstanding at such time plus (y) the aggregate principal amount of the Reimbursement Obligations at such time plus (z) the aggregate Available Amount in respect of all Letters of Credit at such time, whereupon the Collateral Agent shall, within three Bank Business Days of receipt of such written request, pay such amount into an account designated by the Borrower for such purpose; provided, however, that any such request for a refund shall be for an amount not less that $500,000 or an integral multiple thereof; and provided further, however, that anything to the contrary notwithstanding, the provisions of this Section 2.11(b) shall not affect the amounts required to be in the Collateral Account pursuant to Section 2.11(a).

(c)       If, on any Bank Business Day, the Borrower is required to provide amounts both to the Collateral Agent pursuant to Section 2.11(a) and to the Paying Agent pursuant to Section 2.06(d), any amounts received by MSCG on such Bank Business Day shall be provided first to the Collateral Agent for application in accordance with Section 2.11(a), and any amounts remaining thereafter shall be provided to the Paying Agent to be applied in accordance with Section 2.06(d).

(d)       The Collateral Agent shall pay to the Borrower interest on the average daily amount of cash in the Collateral Account, if any, at the applicable rate per annum, and payable at the times, set forth in the Letter Agreement

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SECTION 2.12.         Permitted Contracts and Netting Agreements. At all times on and after the Effective Date, the Borrower shall, as soon as possible and in any event within three Bank Business Days after the occurrence of any default under a Permitted Contract or Netting Agreement supported by a Letter of Credit, furnish to the Issuer a statement of an officer of the Borrower setting forth the details of such default and the action that the Borrower has taken and proposes to take with respect thereto.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF

ISSUANCES OF LETTERS OF CREDIT AND ADVANCES

SECTION 3.01.         Conditions to Effectiveness. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which (i) the Borrower shall have paid to the Issuer the upfront fee referred to in the Letter Agreement and (ii) each Lender Party and the Collateral Agent shall have received, on or before the Effective Date, the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to such Lender Party and the Collateral Agent:

(a)	The Letter Agreement.

(b)       Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, the Letter Agreement and the transactions contemplated hereby and thereby, including the grant of a security interest in the Collateral, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement and the Letter Agreement.

(c)       A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of the Borrower, dated reasonably near the Effective Date, certifying (i) as to a true and correct copy of the certificate of incorporation of the Borrower and each amendment thereto on file in such Secretary’s office and (ii) that (A) such amendments are the only amendments to the Borrower’s certificate of incorporation on file in such Secretary’s office, (B) the Borrower has paid all franchise taxes to the date of such certificate and (C) the Borrower is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(d)       A certificate of the Secretary or any Assistant Secretary of the Borrower, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (i) the absence of any amendments to the certificate of incorporation of the Borrower since the date of the Secretary of State’s certificate referred to in Section 3.01(c), (ii) a true and correct copy of the bylaws of the Borrower as in effect on the date on which the resolutions referred to in Section 3.01(b) were adopted and on the Effective Date, (iii) the due incorporation and good standing or valid existence of the Borrower as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or

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liquidation of the Borrower, and (iv) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Letter Agreement.

(e)       A certificate of the Borrower signed on behalf of the Borrower by its President or a Vice President, dated on the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (i) the truth of the representations and warranties contained in Section 4.01 of this Agreement as though made on and as of the Effective Date and (ii) the absence of any event occurring and continuing that constitutes a Default.

(f)        Proper financing statements naming the Borrower as the debtor and the Collateral Agent as secured party in form appropriate for filing under the UCC of all jurisdictions necessary or desirable in order to perfect and protect the security interest created in the Collateral pursuant to Article VII of this Agreement.

(g)       A favorable opinion of Akin Gump Strauss Hauer & Feld LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Lender Parties and the Collateral Agent.

(h)	A favorable opinion of in-house counsel of the Borrower, to the effect that:

(i)        the Borrower is a corporation duly organized and is validly existing under the laws of the State of Delaware with all necessary corporate power and authority to own its properties and conduct its business as presently conducted and as proposed to be conducted and to enter into this Agreement and the Letter Agreement, and perform its obligations hereunder and thereunder;

(ii)       the Borrower is in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business requires such qualifications;

(iii)      the execution, delivery and performance by the Borrower of this Agreement and the Letter Agreement have all been duly authorized by all necessary corporate action of the Borrower;

(iv)      this Agreement and the Letter Agreement have been duly executed and delivered by the Borrower; and

(v)       the execution and delivery by the Borrower of this Agreement and the Letter Agreement and the consummation of the transactions contemplated thereby, and the performance by the Borrower of its respective obligations under this Agreement and the Letter Agreement, do not conflict with, result in a breach of or violate any of the terms, conditions or provisions of the Borrower’s certificate of incorporation or by-laws or the Delaware General Corporation Law.

In rendering such opinion, the counsel of the Borrower shall opine only as to matters governed by the federal laws of the United States of America, the laws of the State of

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Texas and the Delaware General Corporation Law. Such counsel may also state that he/she relied on certificates of public officials, certificates of officers of the Borrower and other sources believed by him/her to be responsible.

SECTION 3.02.         Conditions Precedent to Initial Advances. The willingness of the Lender to make its initial Advance hereunder is subject to the condition precedent that the Lender and the Collateral Agent shall have received, on or before the date of such Advance, the following, each dated such date (unless otherwise specified), in form and substance reasonably satisfactory to the Lender and the Collateral Agent:

(a)	The 2007 Credit Agreement Amendment.

(b)       Favorable opinions with respect to this Agreement after giving effect to the 2007 Credit Agreement Amendment, in form and substance substantially similar to those delivered pursuant to Sections 3.01(g) and (h) with respect to this Agreement, but expressly covering the making of Advances, the repayment of Advances, and the providing of Collateral, pursuant to this Agreement as not violating, or resulting in the creation or imposition of any lien upon any property of the Borrower under, the 2007 Credit Agreement as amended by the 2007 Credit Agreement Amendment or any other credit agreement, indenture or financing document then binding on or affecting the Borrower as specified in such opinion.

SECTION 3.03.         Conditions Precedent to Certain Issuances and Advances. The obligations of the Issuer to issue or to increase any Letter of Credit, and the willingness of the Lender to make any Credit Advances, shall be subject to the further conditions precedent that on the date of such issuance or such Credit Advance (a) the following statement shall be true:

(i)        the representations and warranties contained in Section 4.01 of this Agreement are correct in all material respects on and as of such date, before and after giving effect to such issuance or such Credit Advance, as though made on and as of such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be correct in all material respects as of such earlier date; and

(ii)       no Default or Event of Default has occurred and is continuing or would result from such issuance or such Credit Advance,

and (b) the Lender or the Issuer, as applicable, shall have received on or before the date of such issuance or such Credit Advance, the following, each dated such date, in form and substance reasonably satisfactory to the Lender or the Issuer, as applicable:

(i)        a certificate of the Treasurer or Assistant Treasurer of the Borrower certifying that the Borrower is in compliance, on a pro forma basis after giving effect to such Credit Advance or such issuance, with the conditions specified in provisos (I) and (II) of clause (xii) of Section 7.03(b) of the 2007 Credit Agreement as in effect on the date hereof (or, in the event the 2007 Credit Agreement is amended, amended and restated, supplemented, or otherwise modified or refinanced, any comparable provision)

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and including in or attached to such certificate detailed calculations supporting such compliance;

(ii)       in the case of an issuance of a Letter of Credit, (A) a completed anti-money laundering form in the form of Exhibit B hereto and (B) payment instructions on the beneficiary’s letterhead (with contact details), in each case in respect of the beneficiary of such Letter of Credit; and

(iii)      such other approvals, opinions or documents as the Lender or the Issuer may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.         Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)       It is duly organized, validly existing and in good standing in its jurisdiction of incorporation.

(b)       It has full corporate power and authority, and has taken all corporate action necessary, to execute and deliver the Transaction Documents, to grant a security interest in the Collateral and to fulfill its obligations under, and to consummate the transaction contemplated by, the Transaction Documents.

(c)       The making and performance by it of the Transaction Documents, including the grant by the Borrower of the security interest in the Collateral granted pursuant hereto, do not and will not (i) violate its certificate of incorporation or bylaws, (ii) violate in any material respect any law or regulation of its jurisdiction of incorporation or any other law or regulation applicable to it, or (iii) violate in any material respect any contractual restriction binding on or affecting it.

(d)       All consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of the security interest in the Collateral granted pursuant to this Agreement or enforceability of its obligations under the Transaction Documents have been obtained, and no governmental authorization other than any already obtained are required in connection with its execution, delivery and performance of the Transaction Documents, the perfection or maintenance of the security interest created pursuant to this Agreement (including the first priority nature thereof), or the exercise by the Collateral Agent of its remedies in respect of the Collateral pursuant hereto, except in each case for the timely filing of the financing statements referred to in Section 3.01(f).

(e)       Each of the Transaction Documents has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as limited by the bankruptcy, insolvency,

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reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(f)        There is no litigation or governmental proceeding pending at law or in equity, nor to its knowledge threatened, against or affecting it which, if determined adversely to it, would result in any material adverse change in its interest in the Collateral or its ability to perform its obligations under the Transaction Documents.

(g)       No Default has occurred and is continuing or would occur by reason of its entering into or performing its obligations under the Transaction Documents.

(h)       To the best knowledge of the executive officers of Dynegy Inc. (the corporate parent of the Borrower) and the Borrower as of the Effective Date, the written information furnished by or on behalf of Borrower to MSCG in connection with the transactions contemplated hereby (including, without limitation, reports, financial statements and certificates) and the negotiation of this Agreement or delivered hereunder or under any other L/C Related Document (as modified or supplemented by other information so furnished), when taken as a whole together with the Public Disclosure and any Form 10-K, Form 10-Q or Form 8-K filed by Dynegy Inc. or the Borrower after the Effective Date (all of the foregoing as updated, restated, or otherwise modified in writing from time to time) do not contain any material misstatement of fact or omit to state any material facts necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Notwithstanding anything to the contrary in the preceding sentence, no representation, warranty or covenant is made with respect to information for which the source is any separately identified (a) third party source or (b) other person or entity not affiliated with or acting as agent or representative for Dynegy Inc. or any of its subsidiaries.

(i)        The Collateral is free and clear of all liens, security interests and other adverse claims. This Agreement creates in favor of the Collateral Agent for the benefit of the Lender Parties a valid and perfected security interest in the Collateral, securing the payment of all of the Secured Obligations purported to be secured thereby. Such security interest is a first priority security interest. There are no effective UCC financing statements on file in any recording office with respect to the Collateral.

(j)	Each of DMT and DPM is a Subsidiary of the Borrower.

For the sake of clarity, the Borrower is not making any representations or warranties that it may receive Advances hereunder prior to the Amendment Condition Effective Date without such Advance constituting a violation of the 2007 Credit Agreement or a Default or Event of Default under Section 5.01(c).

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ARTICLE V

EVENTS OF DEFAULT

SECTION 5.01.         Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)       (i) the Borrower shall fail to pay any principal of any Advance or any Reimbursement Obligation when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance or of any Reimbursement Obligation, or the Borrower shall fail to make any other payment under this Agreement or the Letter Agreement, within two Bank Business Days after the same shall become due and payable; or

(b)       the Borrower shall fail to perform or observe any terms, covenants or agreements contained in Section 2.06 or Section 2.11, within two Bank Business Day after the same shall be required to be performed or observed; or

(c)       an “Event of Default” (as defined in the 2007 Credit Agreement) shall have occurred and be continuing; or

(d)	any Bankruptcy of the Borrower; or

(e)       the Collateral Agent ceases to have a valid and perfected first-priority security interest on any material portion of the Collateral free and clear of any other security interest; or

(f)        any representation or warranty made by the Borrower (or any of its officers) under or in connection with this Agreement or in any certificate furnished hereunder shall prove to have been incorrect in any material respect when made;

then, and in any such event, the Lender Parties may, (A) by notice to the Borrower provided in accordance with Section 9.02, declare the Facilities and the obligations of the Issuer to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (B) by notice to the Borrower provided in accordance with Section 9.02, declare that each Reimbursement Obligation shall thereupon automatically constitute, and be deemed repaid in full by, a corresponding Letter of Credit Advance and (C) by notice to the Borrower provided in accordance with Section 9.02, declare the Advances (including, without limitation, the Letter of Credit Advances referred to in (B) above), all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Facilities and the obligations of the Issuer to issue Letters of Credit shall automatically terminate and (y) the Advances and the Reimbursement Obligations, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower (the date on which

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any event referred to in clause (A), (B) or (C), or clause (x) or (y), above shall occur being the “Acceleration Date”).

ARTICLE VI

THE PAYING AGENT

SECTION 6.01.         Authorization and Action. The Borrower hereby appoints and authorizes MSCG to act as paying agent (the “Paying Agent”) hereunder on behalf of the Borrower with respect to the payments to be made pursuant to Section 2.06(d)(ii).

SECTION 6.02.         Payments to the Paying Agent. The Borrower shall make any payment to be made to the Paying Agent pursuant to Section 2.06(d)(ii) to the following account:

The Northern Trust International Banking Corporation

ABA NO. 026001122

Morgan Stanley Capital Group Inc.

A/C NUMBER 102897- 20010

                               Section 6.03.         Duties of Paying Agent; Exculpatory Provisions.   (a) The Paying Agent’s duties hereunder are solely mechanical and administrative in nature and the Paying Agent shall have no duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Paying Agent shall not:

(i)	be subject to any fiduciary or other implied duties, or

(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby.

(iii)    The Paying Agent shall not be liable for any action taken or not taken by it, except for its own gross negligence or willful misconduct.

(iv)    The Paying Agent shall not be responsible for or have any duty to ascertain or inquire into (x) any statement, warranty or representation made in or in connection with this Agreement, (y) the contents of any certificate, report or other document delivered hereunder or in connection herewith, or (z) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein. The Paying Agent shall not be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Borrower or any other Person.

SECTION 6.04.        Reliance by Paying Agent. The Paying Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Paying Agent also may

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rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.

SECTION 6.05.         Indemnification. The Borrower hereby agrees to indemnify the Paying Agent and its affiliates and their respective officers, directors, employees, agents and advisors from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Paying Agent in any way relating to or arising out of this Agreement or any Letter of Credit or any action taken or omitted by the Paying Agent under this Agreement or any Letter of Credit (collectively, the “Indemnified Costs”); provided, however, that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 6.05 applies whether any such investigation, litigation or proceeding is brought by the Borrower or any other Person.

ARTICLE VII

GRANT OF SECURITY INTEREST; REMEDIES

SECTION 7.01.        Grant of Security Interest. The Borrower hereby grants to the Collateral Agent, for its benefit and the ratable benefit of the Lender Parties, a security interest in the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)      the Collateral Account, all cash and security entitlements with respect to all financial assets from time to time credited to the Collateral Account, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property, from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such cash or security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(b)      all proceeds of, collateral for, income and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clause (a) of this Section 7.01) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (ii) cash constituting proceeds of Collateral.

SECTION 7.02.        Security for Obligations. The grant of the security interest set forth in Section 7.01 is made to the Collateral Agent to secure, for its benefit and the benefit of the Lender Parties, the payment of all obligations of the Borrower under the Transaction Documents, now or hereafter existing, whether direct or indirect, absolute or contingent, and

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whether for Advances, Reimbursement Obligations, interest, fees, costs, expenses or otherwise (all such obligations being the “Secured Obligations”).

SECTION 7.03.        Borrower Remains Liable. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) neither any Lender Party nor the Collateral Agent shall (x) have any obligation or liability to perform any of the obligations or duties of the Borrower under the contracts and agreements included in the Collateral by reason of this Agreement or (y) be obligated to perform any of the obligations or duties of the Borrower thereunder.

SECTION 7.04.        Control of the Collateral; Investments in the Collateral Account.  (a) All Collateral shall be controlled (within the meaning of Section 9-106 of the UCC in effect in the State of New York) by the Collateral Agent.

(b)      Without limiting the rights and obligations of the Collateral Agent and the Lender Parties hereunder, the Collateral Agent will, notwithstanding Section 9-207(c) of the UCC in effect in the State of New York, have the right to:

(i)       sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, any and all of the Collateral, free from any claim or right of any nature whatsoever of the Borrower, including any equity or right of redemption by the Borrower; and

(ii)     register any and all of the Collateral in the name of the Collateral Agent or its nominee.

SECTION 7.05.        Further Assurances. (a) The Borrower agrees that, at any time and from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will, upon the reasonable request of the Collateral Agent, (i) execute or authenticate and file such financing or continuation statements or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) take all action necessary to ensure that the Collateral Agent has control of Collateral consisting of deposit accounts and/or securities accounts as provided in Sections 9-104 and 9-106 of the UCC, and (iii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable from time to time in order to perfect and protect the security interest created by the Borrower under this Agreement has been taken. The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.

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The Borrower ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(b)      The Borrower will not, without the prior written consent of the Collateral Agent (after having given the Collateral Agent not less than thirty days’ prior written notice thereof in accordance with Section 9.02 and after having executed and delivered to the Collateral Agent such further instruments and documents in connection therewith as may be reasonably requested by the Collateral Agent pursuant to this Section 7.05), change its jurisdiction of organization or its name.

(c)      The Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein that is, or in a manner which is, adverse to the Collateral Agent or any Lender Party.

(d)      The Borrower shall not sell, lease, transfer, assign (by operation of law or otherwise) or otherwise dispose of, or grant any security interest in or option with respect to, directly or indirectly (or agree to any of the foregoing at any future time), all or any portion of the Collateral.

(e)      The Borrower shall not deposit any funds in respect of, or proceeds from, any Collateral into any account other than the Collateral Account.

SECTION 7.06.        Collateral Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably, upon the occurrence and during the continuation of any Default or Event of Default, appoints the Collateral Agent the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (such power being coupled with an interest).

SECTION 7.07.        Collateral Agent May Perform. If the Borrower fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, if an Event of Default then exists; and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower pursuant to Section 7.10.

SECTION 7.08.        Reasonable Care. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which an ordinary person accords its own property, it being understood that none of the Collateral Agent or the Lender Parties shall have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral, other than, with respect to the Collateral Agent, (a) the safe custody of any Collateral in its possession, (b) the accounting for monies actually received by it under this Agreement and (c) the application of monies in accordance with this Agreement.

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SECTION 7.09.        Remedies. In the event that any Event of Default shall have occurred and be continuing, then:

(a)      The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC in effect in the State of New York (whether or not such UCC applies to the affected Collateral) and also may: (i)  with notice as specified in the next succeeding sentence unless Article 9 of such UCC permits sale without notice, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable, and (ii) exercise any and all rights and remedies of the Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of the Borrower to demand or otherwise require payment of any amount in respect of the Collateral and (B) exercise all other rights and remedies with respect to the Collateral, including, without limitation, those set forth in Section 9-607 of such UCC. The Borrower agrees that at least ten days’ notice to the Borrower provided in accordance with Section 9.02, sent after the occurrence of an Event of Default, of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)      Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent to reimburse the Collateral Agent and the Lender Parties for the Secured Obligations. Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after reimbursement in full of all the Secured Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(c)      All payments received by the Borrower in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(d)      The Collateral Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Collateral or in any other deposit account.

SECTION 7.10.        Indemnity and Expenses. (a) The Borrower agrees to indemnify, defend and save and hold harmless the Collateral Agent and each Lender Party and

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their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement or the Collateral (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b)      The Borrower will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Article VII, (ii) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure by the Borrower to perform or observe any of the provisions hereof.

SECTION 7.11.        Continuing Security Interest; Assignments. This Article VII shall create a continuing security interest in the Collateral and shall (a) subject to Section 7.12, remain in full force and effect until the later of (i) the Termination Date and (ii) the date of payment in full, in cash, of the Secured Obligations, (b) be binding upon the Borrower and its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Lender Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), each Lender Party may assign or otherwise transfer all or a portion of its rights and obligations under this Agreement (including all or any portion of an Advance or Reimbursement Obligation held by it and all rights corresponding thereto under any of the Transaction Documents) to any other person to the extent permitted under Section 9.06, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, as provided in Section 9.06.

SECTION 7.12.        Release; Termination. Upon the earlier of (a) the later of (i) payment in full, in cash, of the Secured Obligations then due and payable and (ii) the Termination Date and (b) the consummation of any sale or foreclosure in respect of any of the Collateral conducted by or under the direction of the Collateral Agent, the security interest granted by this Article VII shall automatically terminate and the Collateral shall automatically be released from such security interest but, in the case of the foregoing clause (b), only to the extent of the Collateral disposed of in such transaction, and only following the receipt by the Collateral Agent of the proceeds of such disposition, and the Collateral Agent, on behalf of the Lender Parties, shall enter into such documentation as may be reasonably requested by the purchaser of such Collateral and reasonably acceptable to the Collateral Agent in order to evidence such release. Upon the earlier date referred to in the first sentence, the Borrower shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the Collateral Agent will, on behalf of the Lender Parties, enter into and deliver such documentation as shall be reasonably requested by the Borrower, and as may be reasonably acceptable to the Collateral Agent, to evidence such

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release, including UCC termination statements and such notices as the Borrower may reasonably request, at the Borrower’s expense, to evidence and confirm the release and discharge of the security interest granted by this Article VII. In the event that the Collateral Agent is required to refund any amounts to the Borrower pursuant to Section 2.11(b), the amounts that are so refunded shall automatically be released from the security interest granted by this Article VII and the Collateral Agent, on behalf of the Lender Parties, shall enter into such documentation as may be reasonably requested by the Borrower and reasonably acceptable to the Collateral Agent in order to evidence such release, all at the expense of the Borrower.

ARTICLE VIII

COLLATERAL AGENT

SECTION 8.01.        Authorization and Action of the Collateral Agent; Delegation of Duties.

(a)      Each of the Lender Parties hereby appoints and authorizes MSCG. as the Collateral Agent hereunder to take such action as Collateral Agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents as are delegated to the Collateral Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and consistent herewith and the other Transaction Documents. The Collateral Agent is hereby irrevocably authorized and instructed to enter into the other Transactions Documents to which it is intended to be a party. As to any matters requiring the exercise of discretion by the Collateral Agent, and not expressly requiring the consent of the Lender Parties, pursuant to the Transaction Documents (including enforcement of the Transaction Documents), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of both Lender Parties; provided, however, that neither the Collateral Agent nor the Lender Parties shall be required to take an action that exposes such persons to personal liability or that is contrary to the Transaction Documents or applicable law. The Collateral Agent agrees to give to each Lender Party prompt notice of each notice and copies of all other documents given to it by the Borrower pursuant to the terms of this Agreement unless otherwise delivered by another party.

(b)      The Collateral Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, subagents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers by or through their respective affiliates. The exculpatory provisions of this Article VIII shall apply to any such sub-agent or attorney-in-fact and to the affiliates of the Collateral Agent and any such sub-agent or attorney-in-fact.

SECTION 8.02.        Collateral Agent’s Reliance, Etc. Neither the Collateral Agent, nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Transaction Documents, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, the Collateral Agent (a) may treat

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each Lender Party as the holder of its interest in the Advances and the Reimbursement Obligations until it receives notice from the relevant Lender Party that such interest has been assigned; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the good faith advice of such counsel, accountants or experts; (c) does not make any warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made by any person other than itself in or in connection with the Transaction Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of the Borrower or any other party thereto or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of, any Lien or other interest created or purported to be created under, or in connection with, any Transaction Document; (f) shall incur no liability under or in respect of any Transaction Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties; (g) shall have no responsibility concerning the value or validity of the Collateral; and (h) may assume that no Default has occurred and is continuing unless it has, in its capacity as Collateral Agent, actual knowledge or actual notice to the contrary.

SECTION 8.03.        Collateral Agent and Affiliates. With respect to any interest in an Advance or a Reimbursement Obligation held by the Collateral Agent, the Collateral Agent shall have the same rights and powers under the Transaction Documents as any Lender Party and may exercise the same as though it were not the Collateral Agent, and the term “Lender Party” shall, unless otherwise expressly indicated, include the Collateral Agent in its individual capacity. The Collateral Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower and/or any of its affiliates and any person who may do business with or own an interest in any of them, all as if it were not a Collateral Agent and without any duty to account therefor to any Lender Party.

SECTION 8.04.        Lender Credit Decision.  Each of the Lender Parties acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender Party or any affiliate thereof and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lender Parties also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender Party or affiliate thereof and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

SECTION 8.05.        Successor Agents. The Collateral Agent may resign at any time by giving not less than thirty Bank Business Days’ prior written notice to the Lender Parties, such resignation to be effective upon the appointment and acceptance of a successor Collateral Agent as provided for below. Upon any such resignation, the Lender Parties shall appoint a replacement Collateral Agent hereunder, subject (unless a Default or Event of Default

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is continuing) to the prior written consent of the Borrower (which consent may not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent and upon the execution and filing or recording of such instruments or notices as may be necessary or desirable or as the Lender Parties may reasonably request, in order to continue the perfection of the security interests granted or purported to be granted by the Transaction Documents, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, discretion, privileges, duties and obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

SECTION 8.06.        Indemnification.  Each Lender Party shall, jointly and severally, indemnify, defend and save and hold harmless the Collateral Agent, its affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnitee”) (to the extent not reimbursed by the Borrower) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against such Indemnitee, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) an Advance, a letter of credit or a Reimbursement Obligation, the actual or proposed use of a letter of credit or the proceeds of an Advance, the Transaction Documents or any of the transactions contemplated thereby, including in connection with enforcement by such Indemnitee of its rights under this Section 8.06, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s bad faith, gross negligence or willful misconduct.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.        Amendments, Etc.  No amendment or waiver of any provision of the Transaction Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Lender Parties and the Collateral Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02.        Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including teletransmissions) and mailed or teletransmitted or delivered:

if to the Borrower, at its address at:

Dynegy Holdings Inc.

Attn: Charles C. Cook

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Senior Vice President of Strategic Planning, Corporate Business Development and Treasurer

1000 Louisiana Street, Suite 5800

Houston, Texas 77002-5050

Phone: (713) 767-8648

Fax: (713) 356-2200

E-mail: Charles.C.Cook@Dynegy.com

with a copy to:

Dynegy Holdings Inc.

Attn: J. Kevin Blodgett

Executive Vice President and General Counsel

1000 Louisiana Street, Suite 5800

Houston, Texas 77002-5050

Phone: (713) 507-6847

Fax: (713) 356-2185

E-mail: Kevin.Blodgett@Dynegy.com

if to any Lender Party, the Collateral Agent or the Paying Agent, at its address at:

Morgan Stanley

1585 Broadway, 2nd Floor

New York, NY 10036

Attention: Structured Credit Products Group

James Hill

Telephone:	(212) 761-2514
Fax:	(212) 507-8465
Email:	james.hill@morganstanley.com

Attention Global Capital Markets

Brendan Johnson

Telephone:	(212) 761-5345
Fax:	(212) 507-0140
Email:	brendan.johnson@morganstanley.com

Ryan Comerford

Telephone:	(914) 225-1602
Fax:	(914) 225-9301
Email:	ryan.comerford@morganstanley.com

with a copy to:

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Morgan Stanley

2000 Westchester Ave

Purchase, NY 10577

Attention Sean Handley/Trang Price

Telephone:	(914) 225-4362/ (914) 225-4532
Fax:	(914) 225-9308/(914) 750-1480
Email:	sean.handley@morganstanley.com/
trang.price@morganstanley.com

and the following e-mail address:

dynegylc@morganstanley.com

or as to each such party at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and other communications shall be effective when received during business hours. Delivery by electronic communication or telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement shall be effective as delivery of an original executed counterpart thereof.

SECTION 9.03.        No Waiver; Remedies.  No failure by any of the Lender Parties or the Collateral Agent to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.        Costs and Expenses; Indemnification.  (a) The Borrower agrees to pay on demand all reasonable costs and expenses of each Lender Party and the Collateral Agent in connection with the enforcement of the Transaction Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of a single counsel for all Lender Parties and the Collateral Agent with respect thereto).

(b)      The Borrower will indemnify and hold each Lender Party and its officers, directors, affiliates, employees, attorneys and agents (each, an “Indemnified Party”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements, other dispute resolution expenses (including fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection that arise out of or in connection with:

(i)	the issuance of any Letter of Credit,

(ii)    any payment or action taken or omitted to be taken in connection with any Letter of Credit (including any action or proceeding seeking (i) to restrain any drawing under such Letter of Credit, (ii) to compel or restrain the payment of any amount or the taking of any other action under such Letter of Credit, (iii) to compel or restrain the taking of any action under this Agreement, or (iv) to obtain similar relief (including by

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 way of interpleader, declaratory judgment, attachment, or otherwise), regardless of who the prevailing party is in any such action or proceeding),

(iii)	the enforcement of this Agreement, or

(iv)   any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or any other cause beyond such Lender Party’s control,

except to the extent such claim, liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

SECTION 9.05.        Binding Effect. This Agreement shall, subject to the provisions of Section 3.01, become effective when it shall have been executed by the Borrower, the Lender Parties and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, each Lender Party and the Collateral Agent and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party and the Collateral Agent.

SECTION 9.06.        Assignments and Participations. Each Lender Party may, with the prior written consent of the Borrower (which consent may not be unreasonably withheld or delayed) during any period in which no Default or Event of Default shall have occurred and be continuing, and upon the occurrence and during the continuance of any Default or Event of Default without any consent of or notice to the Borrower, assign to one or more assignees all or a portion of its rights (but not its obligations) under the Transaction Documents (including, without limitation, all or a portion of the Advances owing to it). Any such assignment that requires the prior written consent of the Borrower under this Section 9.06 but was made without such consent shall be void. For the avoidance of any doubt, the Issuer and Lender agree that any assignment permitted by this Agreement shall not relieve the Issuer and the Lender of their respective obligations hereunder. Each Lender Party may, without any consent of or notice to the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents (including, without limitation, all or a portion of the Advances owing to it).

SECTION 9.07.        Set-off(a).  (a) When an Event of Default is continuing, any amount payable to the Borrower pursuant to either (i) this Agreement or the Letter Agreement and/or (ii) any other obligations between the Borrower and MSCG or any of its affiliates or instruments or undertakings issued or executed by MSCG or any of its affiliates to, or in favor of, the Borrower, will, at the option of MSCG, be reduced by its setoff against any amounts payable (whether at such time or in the future or upon the occurrence of a contingency) by the Borrower pursuant to either (i) this Agreement or the Letter Agreement or (ii) any other obligations between the Borrower and MSCG or any of its affiliates or instruments or undertakings issued or executed by the Borrower to, or in favor of, MSCG and any of its affiliates. The relevant Lender Party or Collateral Agent, as the case may be, will give notice to the Borrower in accordance with Section 9.02 of any setoff effected under this Section 9.07.

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(b)      For this purpose, any amounts set off under this Section 9.07 (or the relevant portion of such amount) may be converted by the relevant Lender Party or Collateral Agent into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

(c)      If an obligation is unascertained, the relevant Lender Party or Collateral Agent may in good faith estimate that obligation and setoff in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

(d)      Nothing in this Section 9.07 shall be effective to create a security interest. This Section 9.07 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

SECTION 9.08.        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by electronic communication or telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09.        No Liability of the Issuer.  The Borrower assumes all risks on the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) payment by the Issuer against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that the Borrower shall have a claim against the Issuer, and the Issuer shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by the Issuer’s failure to exercise reasonable care when determining whether a draft and other document presented under any Letter of Credit appear, on their face, to be in strict compliance with the terms and conditions thereof, in accordance with, and to the extent set forth in, Section 9.09, the UCP or ISP98 (in either case, as applicable to such Letter of Credit), and Article 5 of the UCC as in effect in the State of New York.

SECTION 9.10.        Jurisdiction, Etc.  (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting

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in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in the Transaction Documents shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)      Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Transaction Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.11.        Termination.  (a) On any Bank Business Day, the Borrower may notify the Issuer, in accordance with Section 9.02, that it proposes to terminate either (x) this Agreement in accordance with subsection (c)(i) below or (y) a specified unused portion of the Facilities in accordance with subsection (c)(ii) below, on a Bank Business Day (the “Proposed Termination Date”) which is at least five Bank Business Days after such notice is given (such notice being the “Proposed Termination Notice”).

(b)      After the Borrower shall send to the Issuer the Proposed Termination Noticed pursuant to subsection (a) above, the Issuer will, on the Bank Business Day before any Proposed Termination Date, notify the Borrower, in accordance with Section 9.02, of the amount of the Termination Fee which would be payable on the Proposed Termination Date if this Agreement, or a specified portion of the Facilities, is then terminated as specified in the Proposed Termination Notice, which notice by the Issuer shall set forth the calculation of such Termination Fee in reasonable detail.

(c)      After the Borrower shall send to the Issuer the Proposed Termination Notice pursuant to subsection (a) above and on the Proposed Termination Date, upon payment to the Issuer of the Termination Fee as notified to the Borrower pursuant to subsection (b) above, the Borrower may (i) on the condition precedent that there is no Advance, Reimbursement Obligation or Letter of Credit outstanding at the time, terminate this Agreement (including both of the Facilities) or (ii) terminate in whole or in part the unused portions of both of the Facilities, as specified in the Proposed Termination Notice sent pursuant to subsection (a) above.

SECTION 9.12.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.13.        Waiver of Jury Trial.  Each of the Borrower, the Lender Parties, the Collateral Agent and the Paying Agent irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to either of the Transaction Documents, the Advances, the Letters of Credit or the actions of any Lender Party or the Collateral Agent or the Paying Agent in the negotiation, administration, performance or enforcement thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DYNEGY HOLDINGS INC.

By	______________________________

Name:

Title:

MORGAN STANLEY CAPITAL GROUP INC.,

as Lender, Issuer, Collateral Agent and Paying Agent

By	______________________________

Name:

Title:

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